Exhibit 99.1

FAT Brands Welcomes New Board Member, Amy V. Forrestal

10/20/2021

Forrestal Brings 30+ Years of Restaurant and Retail Advisory Experience to FAT Brands

LOS ANGELES, Oct. 20, 2021 (GLOBE NEWSWIRE) — FAT (Fresh. Authentic. Tasty.) Brands Inc. announces the addition of its newest board member, Amy V. Forrestal. Forrestal is a seasoned executive and investment banker with a demonstrated history of successful merger and acquisition advisory and private capital raising for companies in the restaurant and franchise industries. FAT Brands is the first public board position for Forrestal, who for the last 30 years, has worked with franchisors and franchisees on numerous transactions.

Serving as the Managing Director of Brookwood Associates, Forrestal established the company’s Restaurant and Hospitality Group and has spearheaded noteworthy deals for brands such as Beef O’ Brady’s, Fuddruckers, Rita’s Italian Ice, Quiznos, Zoes Kitchen and The Habit Burger Grill. Prior to joining Brookwood, Forrestal was a Managing Director in Banc of America Securities’ Mergers and Acquisitions group. Over her 15 years spent at Banc of America Securities and predecessor organizations including NationsBanc Montgomery Securities, Forrestal advised senior management teams, boards of directors and business owners in a variety of strategic and financial transactions including acquisitions, leveraged buyouts, exclusive sales, divestitures, ESOPs, public equity and debt offerings and private equity and debt placements.

“Amy has a very impressive track record and we’re eager for her to join the team as we continue our rapid acquisition strategy,” said FAT Brands CEO Andy Wiederhorn. “She has a unique vision for how FAT Brands can further strengthen its portfolio and strike new deals. She will undoubtedly be a valuable asset to the board.”

“When I met Andy several years ago, I was fascinated by FAT Brands’ strong, dynamic growth. Working with franchisors over the years, I could see that FAT Brands’ diverse portfolio was set up for success,” said Amy Forrestal. “I look forward to bringing a new perspective to the board and joining FAT Brands on this growth journey.”

For more information on FAT Brands, visit www.fatbrands.com.

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About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual, casual and polished casual dining restaurant concepts around the world. The Company currently owns 15 restaurant brands: Round Table Pizza, Fatburger, Marble Slab Creamery, Johnny Rockets, Twin Peaks, Great American Cookies, Hot Dog on a Stick, Buffalo’s Cafe & Express, Hurricane Grill & Wings, Pretzelmaker, Elevation Burger, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses, and franchises over 2,100 units worldwide. For more information on FAT Brands, please visit www.fatbrands.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future financial performance and growth of FAT Brands, and our ability to conduct future accretive and successful acquisitions. Forward-looking statements reflect the Company’s expectations concerning the future and are subject to significant business, economic and competitive risks, uncertainties and contingencies, many of which are difficult to predict and beyond our control, which could cause our actual results to differ materially from those expressed or implied in such forward-looking statements. We refer you to the documents that we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other factors. We undertake no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

MEDIA CONTACT:

Erin Mandzik, JConnelly

emandzik@jconnelly.com

862-246-9911

Source: FAT Brands Inc.